Exhibit 99.1

Portola Pharmaceuticals Appoints John H. Johnson to Board of Directors

South San Francisco, Calif. (March 18, 2014) – Portola Pharmaceuticals (Nasdaq: PTLA) today announced the appointment of John H. Johnson to its board of directors effective March 26, 2014. Mr. Johnson currently serves as chairman, president and chief executive officer of Dendreon Corporation.

“We're thrilled to add John, a prestigious industry leader, to the Portola Board. John's strategic capabilities and his experience in oncology and biologics manufacturing will serve Portola well as we advance our potential groundbreaking drugs through late stage development and commercialization, said William Lis, chief executive officer of Portola. “Personally, I'm pleased to be working with John again, having had prior success under his leadership at Johnson & Johnson with the anticoagulant XARELTO.”

“I am delighted to join Portola’s board of directors at such an exciting time in the Company’s history. Portola has successfully advanced three innovative pipeline products into the clinic setting that may significantly improve the care of patients with blood clots and blood cancers,” said John H. Johnson. “I look forward to leveraging my experience in launching and commercializing innovative products to help Portola independently further its wholly-owned assets and create value for its shareholders."

Mr. Johnson’s career in the pharmaceutical and biotechnology industry spans more than 30 years. Prior to joining Dendreon, Mr. Johnson was chief executive officer and a member of the board of directors of Savient Pharmaceuticals, Inc. Before that, he served as president of Eli Lilly & Company's Oncology Unit, following the company's acquisition of Imclone Systems, Inc., for which he served as chief executive officer. Prior to Imclone, he was the company group chairman of Johnson & Johnson’s biopharmaceuticals unit, where he was responsible for the biotechnology, immunology and oncology commercial businesses. Mr. Johnson has also held several executive positions at Johnson & Johnson, Parkstone Medical Information Systems, Inc. and Ortho-McNeil Pharmaceutical Corp., as well as positions at Pfizer, Inc. Mr. Johnson is the former chairman of Tranzyme Pharma, Inc. He is currently a member of the board of directors of Cempra Pharmaceuticals, Inc. and Histogenics. He also serves as a member of the board of directors of the Pharmaceutical Research and Manufacturers of America (PhRMA) and a member of the Health Section Governing Board of Biotechnology Industry Organization (BIO).

About Portola Pharmaceuticals, Inc.

Portola Pharmaceuticals is a biopharmaceutical company developing product candidates that have the potential to represent significant advances in the fields of thrombosis and hematology. The Company is advancing its three wholly-owned programs using novel biomarker and genetic approaches that may increase the likelihood of clinical, regulatory and commercial success of its first-in-class therapies.

Betrixaban

Portola's lead compound, betrixaban, is an oral, once-daily Factor Xa inhibitor being evaluated in the only biomarker-based Phase 3 study for ”hospital to home” prophylaxis of venous thromboembolism (VTE) in acute medically ill patients. Betrixaban's properties may be particularly suited to potentially demonstrate efficacy without significantly increasing bleeding in this patient population. Currently, there is no anticoagulant approved for extended-duration VTE prophylaxis in acute medically ill patients.

Andexanet Alfa

Portola's second lead development candidate, andexanet alfa, has the potential to be a first-in-class reversal agent to directly reverse the effects of Factor Xa inhibitors in patients who suffer a major bleeding episode or who require emergency surgery. Portola has entered into clinical collaboration agreements with all of the manufacturers of direct Factor Xa inhibitors, including Bristol-Myers Squibb and Pfizer (Eliquis®  [apixaban]), Bayer HealthCare and Janssen Pharmaceuticals (XARELTO® [rivaroxaban]), and Daiichi Sankyo (SavaysaTM [edoxaban]), while retaining all decision-making and commercial rights to the program. Andexanet alfa has been designated as a breakthrough therapy by the U.S. Food and Drug Administration.

Cerdulatinib* (PRT2070) and PRT2607

Portola's third wholly-owned product candidate, cerdulatinib (PRT2070), is an orally available kinase inhibitor that uniquely inhibits two validated tumor proliferation pathways -- spleen tyrosine kinase (Syk) and janus kinase (JAK). It is currently being studied in patients with leukemias or lymphomas with a focus on genetically-defined subtypes, as well as in patients who have failed therapy due to relapse or acquired mutations. Portola's fourth program is partnered with Biogen Idec and is focused on the development of PRT2607, a selective Syk inhibitor.

For more information, visit www.portola.com and follow the Company on Twitter @Portola_Pharma.

Forward-looking statement

Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding Portola’s ability to independently advance its drug candidates, plans for future clinical studies, and commercialization of its product candidates. Risks that contribute to the uncertain nature of the forward-looking statements include: the accuracy of Portola's estimates regarding its ability to initiate and/or complete its clinical trials; the success of Portola's clinical trials and the demonstrated efficacy of Portola's product candidates thereunder; the accuracy of Portola's estimates regarding its expenses and capital requirements; regulatory developments in the United States and foreign countries; Portola's ability to obtain and maintain intellectual property protection for its product candidates; and the loss of key scientific or management personnel. These and other risks and uncertainties are described more fully in Portola's 2013 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 3, 2014. All forward-looking statements contained in this press release speak only as of the date on which they were made. Portola undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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*Cerdulatinib is a proposed International Nonproprietary Name (pINN).

Investor Contact:	Media Contact:
Alexandra Santos	Joey Fleury
Portola Pharmaceuticals	BrewLife
ir@portola.com	jfleury@brewlife.com
650.246.7239	415.946.1090